Exhibit 23(h)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in LG&E and KU Energy LLC's Registration Statement on Form S-3 No. 333-180410-05 of our reports dated February 25, 2011, relating  to the consolidated financial statements and financial statement schedule of LG&E and KU Energy LLC, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Louisville, Kentucky
February 28, 2013